AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (this “Amendment”), made this 27th day of August, 2025 (the “Amendment Effective Date”), by and between the Symmetry Panoramic Trust, a statutory trust formed under the laws of the State of Delaware (the “Trust”), and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS:

1.	The Trust and the Distributor entered into a Distribution Agreement, dated as of July 17, 2018 (the “Agreement”), pursuant to which, among other things, the Distributor agreed to serve as the distributor of each portfolio of the Trust (each, a “Fund,” and, collectively, the “Funds”) and for such additional Funds that the Trust may create; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations, and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement, and the terms “ETF” and “Mutual Fund” hereby are added as new defined terms in the Agreement as follows:

“ETF” means a Fund of the Trust which is listed and traded on a securities exchange.

“Mutual Fund” means an open-end Fund of the Trust which is not listed on a securities exchange.

2.	WHEREAS Clauses. The WHEREAS clauses of the Agreement are hereby deleted in their entirety and replaced as follows:

“WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of series of exchange-traded-funds (each, an “ETF”) and mutual funds (each, a “Mutual Fund,” and, together with the ETFs, each, a “Fund,” and, collectively, the “Funds”) as established from time to time, and the Trust’s shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Trust intends to create and redeem groups of Shares of each ETF on a continuous basis at the Shares’ net asset value only in aggregations constituting Creation Units (as defined in each ETF’s Registration Statement); and

WHEREAS, the Shares of each ETF shall be listed on one or more national securities exchanges (together, the “Listing Exchanges”); and

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each ETF, to hold itself available to receive and process orders for said Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units; and

WHEREAS, the Trust wishes to retain the Distributor to serve as distributor to each Mutual Fund, and for such additional classes or Mutual Funds that the Trust may issue, on the terms and conditions set forth below.

3.	Section 5 (Agreements with Financial Intermediaries). Section 5 (Agreements with Financial Intermediaries) is hereby deleted in this Section 5’s entirety and replaced with a new Section 5 (“Agreements With Authorized Participants and Financial Intermediaries”) as follows:

SECTION 5 AGREEMENTS WITH AUTHORIZED PARTICIPANTS AND FINANCIAL INTERMEDIARIES

The Distributor shall enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants selected by the Trust for the creation and redemption of Creation Units of an ETF. Each authorized participant shall be a registered broker/dealer, a clearing agency registered with the SEC or a participant in the system for book-entry of the Depository Trust Company. Each Authorized Participant Agreement shall include such terms and conditions as the Distributor shall deem necessary or appropriate from time to time.

The Distributor shall have the right to enter into agreements with financial intermediaries of the Distributor’s choice for the sale of Shares of Mutual Funds and to fix therein the portion of the sales charge, if any, that may be allocated to the financial intermediaries on such terms and conditions as the Distributor shall deem necessary or appropriate. Shares sold to financial intermediaries shall be for resale by said intermediaries only at the public offering price set forth in the applicable Prospectus or as otherwise permissible under the federal and state securities laws. With respect to financial intermediaries who are acting as brokers or dealers within the United States, the Distributor shall offer and sell Shares, as agent for the Trust, only to those financial intermediaries who are members in good standing of FINRA. The Trust acknowledges that Distributor may act as the Trust’s agent for transmitting, or arranging for transmission of, distribution and/or shareholder servicing fees to be paid to financial intermediaries in accordance with arrangements between the Trust and said financial intermediaries.

4.	Schedule A (List of Funds). Schedule A (List of Funds) is hereby deleted in its entirety and replaced as follows:

•	Symmetry Panoramic US Equity Fund

•	Symmetry Panoramic International Equity Fund

•	Symmetry Panoramic Global Equity Fund

•	Symmetry Panoramic Tax-Managed Global Equity Fund

•	Symmetry Panoramic US Systematic Fixed Income Fund

•	Symmetry Panoramic Municipal Fixed Income Fund

•	Symmetry Panoramic Global Systematic Fixed Income Fund

•	Symmetry Panoramic Alternatives Fund

•	Symmetry Panoramic Sector Momentum ETF

5.	Schedule B (List of Services). Schedule B (List of Services) is hereby amended to add a new bullet to the end of the “Industry Agreement Services Section” as follows:

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement

6.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

7.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each said counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one said counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile, or scanned signatures of each of the parties.

8.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the Distributor of the Funds and each of their respective permitted successors and assigns.

9.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

DISTRIBUTOR:		TRUST:

SEI INVESTMENTS DISTRIBUTION CO.		SYMMETRY PANORAMIC TRUST

By:	/s/ Jason McGhin	By:	/s/ James Bernstein
Name:	Jason McGhin	Name:	James Bernstein
Title:	COO	Title:	Vice President & Secretary

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